Exhibit 10.35

October 12, 2009

Mr. Blaine McPeak

8969 Little Raven Trail

Niwot, CO 80503

Dear Blaine:

Congratulations on your promotion to President – WhiteWave Foods Company. You will continue to be based in Broomfield, CO, and this position will report to me.

Here are the specifics of your offer:

Effective Date

The effective date of your new position is November 1, 2009.

Base Salary

You will be paid $18,750.00 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $450,000.00 (+9.9%), less payroll taxes. Your salary will be reviewed annually (next in March 2010).

Annual Incentive Opportunity

You will continue to be eligible to earn an annual incentive as a participant in the 2009 WhiteWave Short-term Incentive Plan for the Senior Leadership Team. Effective November 1, 2009, your new target equals 65% of your annualized base salary, subject to the achievement of certain financial targets for WhiteWave and specific individual objectives. For 2009, your incentive will be prorated based on the amount of time you were in each position.

Long Term Incentive Compensation – Special Promotion Grant

On November 3, 2009, and subject to Compensation Committee approval, you will be granted options to purchase shares of Dean Foods common stock having a Black Scholes value, as determined by Mercer Consulting, of $57,500. Your actual grant will be calculated based on the closing price of Dean Foods stock on the date of grant. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. In addition, you will be granted restricted stock units having a value of $57,500. Your actual grant will be calculated based on the closing price of Dean Foods stock on the date of grant. The restricted stock units will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. The amount and nature of any future long-term incentive awards will be determined by the Board of Directors.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401k, Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), and more.

Conclusion

Blaine, I am very excited about your new opportunity, and I look forward to your future contributions to WhiteWave.

Best regards,

/s/ Joe Scalzo

Joe Scalzo

Chief Operating Officer

Agreed and accepted:

/s/ Blaine McPeak
Blaine McPeak

October 14, 2009
Date